Exhibit 99.1

Navigators Announces Board of Directors Changes

NEW YORK, March 29, 2010—The Navigators Group, Inc. (NASDAQ:NAVG) today announced that Company Founder, Terence N. Deeks, plans to retire from his active executive role as executive chairman after the upcoming stockholders meeting on May 26, 2010. Mr. Deeks will continue to serve as non-executive chairman. Mr. Deeks has served as chairman since the Company’s formation in 1974 and was chief executive officer until December 2002. He began his career at Lloyd’s of London in 1957.

The Company also announced that longtime director, Robert F. Wright, has advised that he will retire from the Board at the conclusion of his current term in May 2010. Mr. Wright has accepted the Company’s request to continue to provide advice to the board and management as Navigators’ first Director Emeritus.

Mr. Wright has been a director since 1993. He has been president and chief executive officer of Robert F. Wright Associates, Inc. since 1988, and was previously a partner of the public accounting firm of Arthur Andersen & Co. from 1960 to 1988. Mr. Wright is the chairman of the Company’s Corporate Governance & Nominating Committee and has also served in the past as chairman of the Audit Committee.

Mr. Deeks commented, “As the founder of Navigators, I am very proud of what the Company has become as I prepare to retire as an active employee. My decision to transition to the role of non-executive chairman reflects my continued confidence in Navigators’ management team, strategy, balance sheet and future prospects. I look forward to continuing to provide leadership and guidance for the Company’s future growth and development, while having a bit more time to pursue my personal interests. I also wish to thank and recognize Bob Wright for his many years of dedicated service. He has been an exemplary director and a trusted advisor on so many issues over the years. We are delighted he will continue to contribute as Director Emeritus.”

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT

Media Inquires:
Taha Ebrahimi
914-933-6209
tebrahimi@navg.com
www.navg.com